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                                 November 21, 1997


Conductus, Inc.
969 West Maude Avenue
Sunnyvale, California 94086

    Re:  Conductus, Inc. (the "Company")
         Registration Statement for
         365,000 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the 200,000 shares of Common Stock available for issuance under the Company's 1992 Stock Option/Stock Issuance Plan; of the 150,000 shares of Common Stock available for issuance under the Company's 1994 Employee Stock Purchase Plan and of the 15,000 shares of Common Stock available for issuance under under a Written Option Agreement dated November 12, 1997. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company's 1992 Stock Option/Stock Issuance Plan, the Company's 1994 Employee Stock Purchase Plan or the Written Option Agreement in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                             Very truly yours,

                             /s/ Gunderson Dettmer Stough
                                 Villeneuve Franklin & Hachigian, LLP

                             Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP